Exhibit 10.24
Executive Incentive Plan (2006)

I. Purpose
Artesyn Technologies (“Company”) establishes the Executive Incentive Plan (“Plan”) to provide a financial incentive for selected members of management. This Plan is designed to achieve several objectives to include:
‹	Linking Company business objectives with key executives’ compensation;

‹	Rewarding teamwork and individual performance for achieving annual business results;

‹	Providing motivation to key executives to excel by offering competitive incentive and total cash compensation;

‹	Promoting human resources goals to attract, hire and retain quality talent; and,

‹	Balancing short and long-term considerations through compensation for achievement of twelve-month goals that are consistent with long-term objectives.
II. Effective Date
The Plan shall be effective on the first day of the fiscal year and will remain effective until amended or terminated by the Board of Directors.
III. Plan Year
The Plan Year shall be the Company’s fiscal year. The Plan automatically shall be renewed for each fiscal year thereafter, unless otherwise amended or terminated by the Board of Directors.
IV. Plan Administration
The Plan shall be administered by the Chief Executive Officer (Plan Administrator). The Compensation Committee of the Board will approve annually the performance measures, objectives, award levels and funding amounts for the Corporate and Division heads.
The Chief Executive Officer/Plan Administrator, with support from the executive staff, determines eligibility, approves actual awards, and recommends Corporate and Division Head performance measures/weights, objectives, award levels and funding amounts. The Chief Executive Officer is authorized to interpret and administer Plan provisions. The Chief Executive Officer as Plan Administrator shall have no authority to amend or modify any of the terms of the Plan, such authority being fully reserved to the Compensation Committee for the Board of Directors, subject to the terms hereof.
V. Eligibility
The Chief Executive Officer shall select those key executives (“Participants”) who will be eligible to receive an annual incentive award for the Plan Year. In determining eligibility, the Chief Executive Officer shall consider the executive’s potential impact on profitability, revenue growth and operating results, as well as reporting level of the executive.

To be eligible to be selected as a Participant, the executive must:
❖	report directly to a Division President and/or be within two reporting levels of the Chief Executive Officer; or must be an approved exception by the Chief Executive Officer; and,

❖	be an active employee at the end of the Plan Year and at the time payments are made, unless specified differently in other contractual agreements or as noted in Section IX.
Participants shall receive a copy of the Plan to serve as written notice from the Plan Administrator of their eligibility to participate in the Plan and their contingent rights to an annual incentive award.
VI. Company Performance Objectives
Threshold:
The minimum level at which payment of an objective/performance measure will begin.
Target:
The expected performance level at which full payment is granted at 100%.
Maximum:
The maximum level for any one objective/performance measure is a payout of 200%.
Performance Measures and Weights:
Annually, the Chief Executive Officer, with support from executive staff, will determine and recommend the appropriate performance measures and weights. Taking into consideration the annual business plan, the Chief Executive Officer will develop target and performance objectives. Performance measures will utilize “formulas” or objective measures as much as possible; however, discretion may be required particularly in developing individual objectives. The Compensation Committee annually approves the performance measures for Corporate and Division heads.
Upon approval by the Compensation Committee, performance objectives/weights will be communicated in writing to all Plan Participants.
VII. Incentive Awards
Limitations
Annual plans may include total payment limitations as determined by the Compensation Committee of the Board of Directors. For example, payment may not exceed a certain percentage of Artesyn’s consolidated net income.
The Compensation Committee shall have discretion to interpret the effect of “windfall” events on the Plan. Examples of “windfall” events include income/(loss) from the sale of an asset, discontinued operations, effect of changes in accounting principles, extraordinary credits, etc.
Award Level
The award level shall be based on the level of financial performance attained with a minimum payout at the threshold and a maximum payout at 200%.

VIII. Individual Annual Incentive Awards
As determined by the Chief Executive Officer/Plan Administrator, the annual incentive award for a Participant shall be based on the individual Participant’s group level and achievement of mutually agreed to goals, which shall be set forth in writing for the Participant.
Payment
All awards shall be expressed as a percent of Base Salary (as defined in Section XI of the Plan) and payable in cash or special contribution to a pension plan or other deferred vehicle in accordance with applicable Plan documents and tax laws. Payment terms and timing of any payments is solely at the discretion of the Compensation Committee; provided, however, that all award payments shall be made no later than thirty (30) days following the end of the Plan Year and, with respect to any payment due upon termination of a Participant’s employment under Section IX, such payment shall be made in a lump sum within ten (10) days following such termination. Awards shall be subject to normal rules and regulations regarding the withholding of taxes.
IX. Minimum Payments and Payments on Termination of Employment
Notwithstanding any provision of the Plan to the contrary, any Participant who remains employed with the Company (including any subsidiary) through the end of the Plan Year will receive at least a full award at Target (as defined in Section VI of the Plan).
In the event of the death, Disability (as defined in Section XI of the Plan), Retirement (as defined in Section XI of the Plan) or voluntary termination of a Participant, the Participant will be entitled to receive a prorated award at Target (as defined in Section VI of the Plan) based upon the number of days in which the Participant participated in the Plan for the applicable Plan Year; provided, however, that any award payable pursuant to this paragraph to a Participant shall be reduced by the amount of bonus payments otherwise payable to such Participant under such circumstances pursuant to any severance plan or employment agreement between the Company and such Participant.
In the event of involuntary termination by the Company of a Participant due to a work force reduction or otherwise without Cause (as defined in Section XI of the Plan) during the current Plan Year, the Participant will receive a full (12 months) award at Target (as defined in Section VI of the Plan); provided, however, that any award payable pursuant to this paragraph to a Participant shall be reduced by the amount of bonus payments otherwise payable to such Participant under such circumstances pursuant to any severance plan or employment agreement between the Company and such Participant.
In the event of Termination for Cause, the Participant will not be entitled to any award, whether prorated or not, for the Plan Year or any unpaid award from the prior Plan Year.
X. Miscellaneous
Payment from General Assets
The payment of any award under the Plan shall be from the general assets of the Company, and a Participant under the Plan shall have no greater rights to payment than other general creditors of the Company. There shall be no separate trust for the payment of awards hereunder.
No Right of Employment
Nothing in the Plan, including the employee’s eligibility for participation in the Plan, will infer any right of employment by the Company to such employee. The Plan does not affect the terms of any employment agreements that may exist between the Company and any Participant. The Company retains all its rights to discipline or discharge employees who participate in the Plan.

Non-Solicit; Non-Compete
During a Participant’s participation in this Plan and for a period of one (1) year following termination of the Participant’s employment from the Company, the Participant will not directly or indirectly engage in competition with, or enter the employ of or assist any person, firm, corporation or other entity engaged in a business competitive with the business of the Company (now or as it may evolve) or solicit or hire any employees of the Company; provided, however, that, in the event of any merger, consolidation, reorganization, sale or other similar transaction involving the Company, the non-compete provisions of this Section shall not apply with respect to any line-of-business in which the Company or its direct or indirect subsidiaries was not engaged as of the date immediately preceding the consummation of such transaction. If the Participant disregards this provision, then the Company has the right to enforce this provision in the courts (including obtaining injunctive or other appropriate equitable relief) and to demand all payments made under this Plan to be returned to the Company within 30 days after notification. The restrictions of this paragraph are in addition to those imposed on the Participant under any other contractual agreement or other Company policy.
Non-Assignment/Death Benefits
An award or the right to a payment of an award granted under this Plan shall not be assignable or transferable by a Participant except in the event of death. If an award is granted, it will be assigned or transferred by will or the laws of descent and distribution. Each Participant should designate, on a form provided by the Company, a beneficiary or beneficiaries to receive payment of any Plan death benefits that may be payable with respect to the Participant. During the lifetime of a Participant, only the Participant may receive payment of an award granted hereunder. No transfer of an award shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will or such evidence as the Company may deem necessary to establish the validity of the transfer.
Amendment, Suspension, or Termination of the Plan
The Board of Directors, upon recommendation of the Compensation Committee, may at any time elect to amend, suspend, or terminate the Plan; provided, however, that no amendment, suspension or termination will adversely affect any Participant’s rights under the Plan without the Participant’s written consent.
XI. Definitions
For purposes of this document and the Plan, the terms listed below are defined as follows:
Base Salary means a Participant’s regular salary amount in effect at the end of the Plan Year or upon termination as defined in Section IX and shall not include commissions, bonus, options and/or any amounts receive in connection with any fringe benefit, retirement, and welfare or employee benefit program.
Disability refers to a Participant’s incapacity to engage in any substantial gainful activity because of a medically determinable physical or mental impairment that can be expected to result in death, or to be of long, continued and indefinite duration. The Plan Administrator, with the advice of competent medical authority, shall make the determination of disability.
Retirement is the termination of a Participant’s employment and withdrawal from their occupation.
Termination for Cause means termination for actions by a Participant involving dishonesty, fraud, the commission of a felony, gross negligence, or any willful misconduct which results in material harm to the business and/or reputation of the Company as reasonably determined by the Company’s Board of Directors.

I have read the 2006 Executive Incentive Plan for Artesyn Technologies, of which I have been chosen as a participant, and I agree to all of the terms and conditions as stated in this Plan document.

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